Exhibit 24
EXHIBIT B
Revenue Sharing Agreement
This Revenue Sharing Agreement (the “Agreement”) is made on this 19 day of May, 2010 by and between DMCB, Inc. (“DMCB”), with principle offices located at 503 South Street, Graham, Texas 76470 and NYTEX Petroleum, Inc. (“NYTEX”), with principle offices located at 12222 Merit Drive, Suite 1850, Dallas, Texas 75251, for the following purposes:
WHEREAS, DMCB introduced NYTEX to the opportunity to participate in the purchase and rental of oil containment boom (“boom”) to contractors working for BP Global in the Gulf of Mexico (“Gulf”) waters to contain and clean up the ongoing oil spill.
WHEREAS, DMCB introduced NYTEX to Simpson Environmental Resources Corp. (“Simpson”), a company currently renting boom to contractors in the Gulf waters.
WHEREAS, DMCB introduced NYTEX to Gulf Supply Company, Inc. (“Gulf Supply”), a representative for plants which manufacture boom.
WHEREAS, NYTEX has entered into an oil containment boom rental agreement with Simpson whereby NYTEX provides boom to Simpson to rent to contractors for the Gulf oil spill and receives 100% of the rental payment amounts until payout of the delivered price paid by NYTEX for each segment or segments of boom and 50% thereafter.
WHEREAS, NYTEX has entered into an agreement with Gulf Supply whereby NYTEX purchases and Gulf Supply supplies and delivers 7,500’ of boom to a location specified by NYTEX.
NOW THEREFORE, the terms and conditions of this Agreement are as follows:
1.	NYTEX agrees that upon payout of the delivered price paid by NYTEX for each segment or segments of boom and Simpson begins receiving 50% of the rental payment amounts, NYTEX will pay DMCB 10% of the rental payment amounts.

2.	NYTEX will remit all rental payments in accordance with this Agreement within five business days from NYTEX’s receipt of each payment.

3.	NYTEX will provide copies of all billings and records received by NYTEX from Simpson related to NYTEX boom segments.

4.	This Agreement will be interpreted in accordance with the laws of the State of Texas.
By signing below, each party confirms that it has read this Agreement, understands it, and agrees to be bound by its terms.

NYTEX Petroleum, Inc.	DMCB, Inc.

/s/ Michael Galvis Michael Galvis	/s/ Terry McBride Terry McBride
President	President

May 18, 2010	May 19, 2010